Exhibit 10.1

FIELD TEST AGREEMENT

THIS FIELD TEST AGREEMENT is made as of the 28th day of November, 2016
(the “Effective Date”)

BETWEEN:

<REDACTED><CANADIAN OIL COMPANY>
under the laws of the Province of Alberta, Canada
(“<REDACTED>”)

- and -

QS ENERGY INC., a body corporate, incorporated
under the laws of the State of Nevada
(“Counterparty”)

(Individually a “Party” and collectively, the “Parties”)

BACKGROUND:

A.	Counterparty has rights to the AOT™ Viscosity Reduction System, which is a designed to lower the viscosity of crude oil flowing in pipelines (the “Counterparty Technology”).

B.	<REDACTED> wishes to Field Test the Counterparty Technology at the <REDACTED> operating site (“<REDACTED> Site”) in accordance with Schedule A.

C.	The aim of the Field Test is to assess the technical capability of the Counterparty Technology under <REDACTED>’s field operating conditions (the “Purpose”).

D.	<REDACTED> and Counterparty wish to provide the terms and conditions on which the Field Test will be carried out.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

Article 1 DEFINITIONS

1.1	In this Agreement, the following words and terms and any derivatives or variations thereof have the meanings set out below:

(a)	“Affiliate” shall mean any person who: (i) controls either directly or indirectly a Party; or (ii) is controlled directly or indirectly by such Party; or (iii) is directly or indirectly controlled by a person who directly or indirectly controls such Party; and (iv) notwithstanding the foregoing, <REDACTED> shall be considered an Affiliate of <REDACTED> for the purposes of this Agreement;

(b)	“Agreement” means this Field Test Agreement;

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(c)	“Applicable Law” means any applicable statute, law, regulation, rule, decision, order, subpoena, information request, rule of practice, or procedures of any court, legislative, administrative, governmental or regulatory agencies or authorities, or rule of any stock exchange, of any country or jurisdictions;

(d)	“Background Intellectual Property” or “Background IP” means Intellectual Property rights and Technical Information of a Party that the Party owned, conceived, created or developed prior to or independent (or both) of the performance of the Parties entering into this Agreement;

(e)	“<REDACTED> Policies” means the policies and practices set out in “Contractor Connection” located on www.<REDACTED>.com and such other policies and practices and amendments as are identified by <REDACTED> from time to time;

(f)	“Confidential Information” means information as defined in Section 1(d) of the Confidentiality Agreement dated August 24, 2016 between <REDACTED> and QS Energy Inc. (The Confidentiality Agreement”), provided that the existence of this Agreement, the fact that this Field Test is being performed, and the Deliverables (including Field Test Information) shall be deemed the Confidential Information of <REDACTED>;

(g)	“Control” and related terms including “controlling” and “controlled” shall mean (for purposes of the definition of “Affiliate” only) the possession, direct or indirect, of: (i) in the case of a corporation, the power to vote more than 50% of the securities having ordinary voting power for the election of directors of such corporation; and (ii) in the case of a partnership (general or limited), joint venture or other person, either (1) the power to exercise more than 50% of the voting rights in such person; or (2) the power to cause the direction of the management and policies of such person;

(h)	“Deliverables” means any document containing, detailing or derived from the results of the Services, in whole or in part, or any information relevant to the use, practice or implementation of the Services or results by <REDACTED>, documented or available in material or electronic form and on any medium, including all Field Test Information and any communication, correspondence, presentation, minutes, notes, drawing, sketches, schematic, map, picture, image, 3-D representation, computer code, lab books, reports and manuals. For certainty, the Parties expressly agree that Counterparty Technology shall not be included in or otherwise considered part of the Deliverables;

(i)	“Field Test” means the field test of Counterparty’s Technology, as more specifically described in Schedule “A”, and such other activities as are incidental thereto and necessary to achieve the Purpose or which the Parties may agree to carry out pursuant to the terms of this Agreement;

(j)	“Field Test Information” means all information, including but not limited to Technical Information, arising, directly or indirectly, from carrying out the Field Test;

(k)	“Intellectual Property” means any and all intellectual property rights, including copyright, patent rights, trade mark rights, design rights, trade secrets, confidential information, and any other intangible proprietary rights, whether registered or unregistered, and whether arising by statute, contract, common law or otherwise, which may subsist anywhere in the world, and all applications for registration or issuance of any of the foregoing, all priority and convention rights in any of the foregoing, and all rights to file any such applications;

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(l)	“Person” includes any individual, partnership, firm, trust, body corporate, government, government body, agency or instrumentality, unincorporated body of persons or association; and

(m)	“Technical Information” means all drawings; trade secrets and other proprietary or confidential information; information of a scientific, technical or business nature; standards and specifications, conceptions, ideas, innovations, principles, knowledge, discoveries and inventions; designs, analytical tools, practices, methods, processes and techniques; test results; data and data files; samples, materials, photographs, drawings, plans, records, files, reports, studies, manual, and summaries; formulations and formulae; and other types of technical or procedural information. Confidential Information or Technical Information (as the case may be) shall remain as such whether tangible or intangible, and whether generated, communicated, stored, recorded or otherwise arising physically, electronically, visually, graphically, photographically, verbally, in writing or in some other form or media or representation, and regardless of whether any of same is marked as confidential or proprietary.

1.2	In this Agreement:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders;

(c)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate;

(d)	a reference to an agreement, instrument or other document is a reference to the same as amended, novated, supplemented or replaced from time to time; and

(e)	where a word or phrase is defined, its other grammatical forms shall have a corresponding meaning.

Article 2 SERVICES

2.1	Counterparty shall provide services to <REDACTED> as more specifically described in Schedule “A” attached hereto in respect of the Field Test (the “Services”) in accordance with the terms and conditions of this Agreement.

2.2	Counterparty shall commence the provision of the Services no earlier than December 1, 2016, 2016 and shall complete the Services by March 31, 2017 (“Completion Date”).

2.3	In the course of providing the Services and following completion of the Services, Counterparty shall furnish <REDACTED> with all reports, result or findings, including the Deliverables, in accordance with the any disclosure or delivery schedule agreed upon in this Agreement, or any time upon request from <REDACTED> (whichever is earlier) regarding the Field Test as specified in Appendix A. In addition, Counterparty will make its technical people available to <REDACTED> to review the Deliverables.

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Article 3 REPRESENTATIONS AND WARRANTIES

3.1	Counterparty acknowledges that <REDACTED> is relying on Counterpart’s skill, knowledge and expertise in performing the Services. Counterparty represents and warrants with respect to the Services performed by it that:

(a)	Counterparty has the necessary qualified personnel with the skills and expertise to complete the Services and are experienced, ready and willing to perform the Services in accordance with the terms and provisions of this Agreement;

(b)	Counterparty has all required permits, licences and authorizations necessary to carry on its business and to be obtained by it to conduct the Services, provided that <REDACTED> retains responsibility for permits, licenses and authorizations for its operations and facilities;

(c)	the Services shall be performed in a skillful and careful manner and to the standards and practices currently prevailing among leading firms specializing in the field to which the Services relate;

(d)	Counterparty shall comply with all Applicable Laws, including without limitation, all environmental and occupational, health and safety legislation, and shall perform the Services so as to minimize the impact of the Services on the environment; and

(e)	Counterparty shall cooperate fully with <REDACTED> and, if necessary, coordinate the performance of the Services with other work performed by <REDACTED> employees, contractors and others.

3.2	Counterparty represents and warrants that:

(a)	it has the right to grant <REDACTED> the rights described in Article 6 of this Agreement, including all Intellectual Property rights in the Deliverables;

(b)	The Services, the Field Test and use of the Deliverables and Field Test Information, to the best of Counterparty’s knowledge, do not infringe or misappropriate any third party’s Intellectual Property rights or confidential information; and

(c)	as of the Effective Date, there are no claims pending or, to the best of Counterparty’s knowledge, threatened against Counterparty or any of its Affiliates which allege the infringement or misappropriation of any third party Intellectual Property right.

Article 4 COMPENSATION

4.1	<REDACTED> shall pay Counterparty for the performance of the Services on a lump sum basis in accordance with the pricing set out in Schedule A.

4.2	Invoices shall be payable within 30 days of their receipt. No payment by <REDACTED> shall limit <REDACTED>’s right to later dispute any of the charges invoiced and payment shall not be construed as <REDACTED>’s acceptance of the Services.

4.3	Counterparty represents and warrants that it is a non-resident of Canada within the meaning of the Income Tax Act (Canada). Counterparty acknowledges that Services performed in Canada by Counterparty may be subject to withholding taxes and that <REDACTED> is required to withhold tax at the applicable rate from the payments made to Counterparty pursuant to this Agreement, in compliance with paragraph 153(1)(g) of the Income Tax Act (Canada) and Section 105 of the Income Tax Regulations, as may be amended from time to time. If Counterparty successfully applies to the Canada Revenue Agency (“CRA”) for a waiver of the withholding tax and delivers to <REDACTED> a copy of the letter from CRA granting such waiver, <REDACTED> shall release the amount specified in the waiver to Counterparty. When the total amount shown in the CRA letter has been released, <REDACTED> shall recommence withholding the tax until Counterparty obtains and provides <REDACTED> with another waiver from CRA. At no time shall <REDACTED> be required to release to Counterparty an amount greater than the amount specified in the applicable waiver granted by CRA. All Services performed in Canada by a non-resident shall be invoiced separately and noted as such on the invoice.

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Article 5 LAWS AND POLICIES

5.1	For any Services conducted at a <REDACTED> worksite, Counterparty shall:

(a)	participate in any general and site specific orientation that may be offered, carefully examine all worksites and surrounding areas and all particulars relating to the Services, make all investigations necessary for a full understanding of all difficulties and hazards which may be encountered in the performance of Services and ensure that all identified difficulties and hazards are suitability addressed prior to commencement of Services. <REDACTED> shall accept no responsibility for the failure of Counterparty to gain a full understanding of any difficulties and hazards and shall not be liable for any increase in pricing to Counterparty for Counterparty’s failure to reasonably anticipate difficulties and hazards that may be encountered;

(b)	strictly comply with all <REDACTED> Policies, and upon entering into this Agreement Counterparty shall review the <REDACTED> Policies and execute and submit to <REDACTED> the Acknowledgement of <REDACTED> Policies form attached hereto as Schedule “B”. Counterparty shall remain aware of the <REDACTED> Policies by reviewing them prior to commencing the Services and upon notice by <REDACTED> of an amendment to the <REDACTED> Policies. At any time, upon request by <REDACTED>, Counterparty shall execute and submit to <REDACTED> an Acknowledgement of <REDACTED> Policies. Any amendments to the <REDACTED> Policies shall be incorporated into this Agreement upon notice being given to Counterparty of such amendment; and

(c)	have in place environmental, health, safety and drug and alcohol programs which comply with Applicable Laws, <REDACTED> Policies and industry standards. Such programs shall be made available to <REDACTED> upon request and <REDACTED> may audit them from time to time. <REDACTED> requires an alcohol and drug free workplace and reserves the right to conduct safety-sensitive, post-incident and reasonable cause testing to verify this requirement.

5.2	For Services that are provided on the <REDACTED>, Counterparty shall obtain and acknowledge receipt of and shall ensure Services are conducted in accordance with <REDACTED>. Any breach thereof by Counterparty shall entitle <REDACTED> to immediately terminate this Agreement and, at Counterparty’s sole cost and risk, to take whatever other action it deems appropriate to remedy such breach. Reference to the above documents includes those which supplement, amend, or replace such documents.

Article 6 INTELLECTUAL PROPERTY

6.1	Nothing in this Agreement shall operate as a license, permission or grant of any rights, title or interest in and any Intellectual Property, Confidential Information, or Technical Information owned or controlled by either <REDACTED> or Counterparty except as expressly set forth in this Agreement.

6.2	The Parties acknowledge and agree, as between the Parties, that: (a) all the Counterparty Technology and all Background Intellectual Property of Counterparty and/or its Affiliates, is and shall remain the exclusive property of Counterparty and/or its Affiliates (as the case may be); and (b) all Background Intellectual Property of <REDACTED> and/or its Affiliates, is and shall remain the exclusive property of <REDACTED> and/or its Affiliates (as the case may be).

6.3	All Deliverables and Field Test Information shall be the property of <REDACTED>, and Counterparty hereby agrees and acknowledges that <REDACTED> shall own all Intellectual Property rights therein, from the moment of their development or creation. Counterparty shall assign and shall cause its personnel to assign, and hereby assigns all Intellectual Property rights in and to the Deliverables and Field Test Information to <REDACTED>, or any other person designated by <REDACTED>. Counterparty further hereby waives and undertakes to waive, and shall cause its personnel to waive any right to assert any rights whatever respecting such Deliverables and Field Test Information and Intellectual Property rights therein, including all moral rights.

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6.4	Notwithstanding the foregoing, (a) Counterparty shall own any alterations, modifications or improvements to the Counterparty Technology made or developed in the performance of the Services; and (b) Counterparty shall not own any rights, title or interest in or related to any application or process conceived or designed by <REDACTED> or its Affiliates or contractors for use the facilities or operations of <REDACTED> or a <REDACTED> Affiliate, including any alterations, modifications or improvements to such facilities or operations to accommodate the Counterparty Technology.

6.5	Counterparty shall not use or authorize the use of the names, logos or trade marks of <REDACTED> or any of its Affiliates in any advertising, promotional activity or material or publicity releases (in any media whatsoever, including electronic or web-based) without <REDACTED>’s prior express written consent, which may be withheld at <REDACTED>’s sole discretion.

Article 7 CONFIDENTIALITY

7.1	With respect to any Confidential Information, the Confidentiality Agreement shall govern the use and non-disclosure obligations of the Parties.

Article 8 TERM, TERMINATION AND SURVIVAL

8.1	This agreement shall commence as of the date hereof and continue in force until completion of the Services required to be performed hereunder, unless otherwise terminated pursuant to Section 8.2. Article 3, Article 4, Article 5, Article 6, Article 7, Article 8, Article 9, Article 10, Article 13, and Article 14 shall survive the termination of this agreement.

8.2	<REDACTED> may terminate this Agreement

(a)	at any time for cause, including but not limited to the failure of Counterparty to perform the Services in accordance with the terms and conditions of this Agreement; and

(b)	at any time without cause provided that in this latter case <REDACTED> shall pay Counterparty for all Services performed up to the date of termination.

Article 9 INDEMNITY

9.1	Counterparty shall:

(a)	be liable to <REDACTED> and its Affiliates, subsidiaries and partnerships and their respective directors, officers, agents, representatives and employees (in the remainder of this Article 9 referred to as “<REDACTED>”) in respect of; and

(b)	indemnify and hold <REDACTED> harmless from and against;

any and all actions, proceedings, claims, demands, losses, costs, damages and legal and other expenses of whatsoever nature (“Claims”) which may be brought against or suffered by <REDACTED> or which it may sustain, pay or incur by reason of, any matter or thing arising out of or in any way attributable the conduct of the Counterparty, including but not limited to, a breach or an alleged breach of this Agreement by Counterparty, actual or alleged infringement or misappropriation of a third party’s Intellectual Property rights or to the negligent acts or omissions of Counterparty or its personnel or the willful misconduct of Counterparty or its personnel in connection with, related to or arising from Counterparty’s performance, purported performance or non-performance of this agreement or the Services, except to the extent otherwise provided for in Section 9.2.

9.2	Counterparty shall defend, indemnify and save harmless <REDACTED> from and against all Claims which <REDACTED> may suffer, sustain, pay or incur in connection with or arising out of actual or alleged misappropriation or infringement of Intellectual Property rights in connection with the Services.

9.3	Subject to Section 9.2 and for personal injury, neither Party shall be liable to the other for incidental, special or consequential damages.

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Article 10 INSURANCE

10.1	Counterparty shall, without limiting any of its obligations or liabilities hereunder, obtain and continuously carry for the duration of the Services and cause its subcontractors to obtain and carry at all times the following insurance, with insurers satisfactory to <REDACTED> in the amounts stated below, unless higher amounts are specified by <REDACTED>:

(a)	Workers’ Compensation coverage in accordance with the applicable jurisdiction, and, if not covered by Workers Compensation, Employers’ Liability Insurance (with limits not less than $ 1,000,000.00 per occurrence) covering Counterparty and all representatives performing Services;

(b)	Commercial General Liability Insurance with a combined single limit of not less than $5,000,000.00 for each occurrence or incident, including coverage for bodily injury and death and personal injury, injury or destruction of property (including loss of use or occupancy), contractual liability, tortious liability, contractor’s protective liability, products liability, completed operations liability, cross liability, severability of interest, non-owned automobile liability and occurrence basis property damage;

(c)	If motor vehicles are used in the course of performing the Services, automobile liability insurance covering all motor vehicles owned, or non-owned, operated, used or hired with an inclusive bodily injury, death and property damage limit of not less than $1,000,000.00 per occurrence; and

(d)	such other insurance as may be required by <REDACTED>, which may include coverage for construction machinery, aircraft or watercraft.

10.2	Counterparty’s insurance policies set out in Section 10.1 (excluding Workers’ Compensation and automobile liability insurance) shall include <REDACTED> and its Affiliates and their respective directors, officers, employees, sellers and agents as additional insureds, and shall waive any rights of transfer or subrogation against <REDACTED> and the additional insureds, to the extent of Counterparty’s liabilities and indemnities hereunder.

10.3	Counterparty shall be responsible for all deductibles in its insurance policies.

10.4	Upon request, Counterparty shall provide <REDACTED> with valid certificates of insurance confirming that such insurance is in full force and effect.

10.5	Counterparty shall ensure that the insurance policies above-referenced contain a provision requiring insurer to give <REDACTED> not less than 30 days prior written notice of cancellation or material change. The insurance maintained by Counterparty hereunder shall be primary to any other insurance available to the extent of Counterparty’s liability and indemnity obligations hereunder.

Article 11 FORCE MAJEURE

11.1	Either Party shall be excused from performance of this Agreement when and to the extent performance is delayed or prevented by any occurrence, without any fault or negligence of the claiming Party, that is beyond reasonable control and cannot be prevented or mitigated (“Force Majeure”). The Party wishing to invoke this Article 11 shall promptly notify the other in writing of the cause, upon which it relies, including reasonably full particulars in respect thereof and likely duration of such circumstances.

11.2	Counterparty shall give <REDACTED> written notice if the Services are, or will likely be, delayed for more than 7 (seven) days due to Force Majeure, in which case <REDACTED> may either cancel all or a portion of Agreement or authorize any necessary delays and adjustments (including reductions in quantity, nature or extent of the Services ordered) and in no event shall <REDACTED> be liable to Counterparty for any claims, including consequential damages.

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Article 12 INDEPENDENT CONTRACTOR

12.1	Counterparty shall be an independent contractor for all purposes of this Agreement. Nothing herein shall render Counterparty or any of its personnel as a partner, agent, representative, joint venture participant or employee of <REDACTED> and none shall hold itself out as such. <REDACTED> shall have no direction or control of Counterparty or its personnel. Neither Party shall be liable for the actions nor omissions of the other Party except as stated in this Agreement. Neither Counterparty nor any of its personnel shall pledge the credit of <REDACTED>, sign any document, enter into any agreement or make any promise on behalf of <REDACTED> without <REDACTED>’s prior written consent.

Article 13 NOTICES

13.1	All communications and notices required or permitted to be given hereunder, unless otherwise specifically provided for, must be given in writing and may be delivered personally or by facsimile, courier, e-mail or registered mail (postage prepaid) to the recipient’s address as follows:

If to <REDACTED><CANADIAN OIL COMPANY>:

<REDACTED>

If to Counterparty:

QS Energy Inc.

5266 Hollister Ave, Suite 219

Santa Barbara, CA 93111

Attention: Gregg Bigger, CEO

Fax: (805) 845-4377

Email: <REDACTED>

13.2	Any notice or other communication given personally or by courier shall be deemed to have been given on the date delivered, any delivery by facsimile or e-mail shall be deemed to be given at the commencement of the next following business day, and any notice or other communication given by prepaid mail shall be deemed to have been given on the 5th business day following deposit in the mail. In times of labour strikes or slow-downs affecting the mail delivery, notice shall be effective only if delivered. Any Party may change its address for service by notice served as set out above.

Article 14 GENERAL

14.1	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable in Alberta regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.2	The Parties irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the province of Alberta, Canada for any actions, suits or proceedings arising out of or relating to this Agreement.

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14.3	Counterparty shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of <REDACTED>, and any such unauthorized assignment or transfer shall be void and of no effect.

14.4	No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties herein. No waiver of any provision of this Agreement shall be valid except if provided in writing by a duly authorized representative of the Party proposing to grant the same. Further, no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

14.5	The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Date.

14.6	This Agreement comprises the full and complete agreement of the Parties hereto and supersedes and cancels all prior communications, understandings and agreements between the Parties hereto, including any Affiliates, whether written or oral, expressed or implied. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.7	In the event of a conflict between this Agreement and a schedule or any other document, this Agreement shall take precedence.

14.8	Nothing contained in the Agreement shall be deemed to create a joint venture, association, agency, partnership, or joint relationship between the Parties.

14.9	This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assignors of the Parties.

14.10	This Agreement may be executed in counterpart and by facsimile or scanned copies or similar means of data transmission, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement effective as of the day and year first above written.

<REDACTED><CANADIAN OIL COMPANY> QS ENERGY, INC.

Per:	/s/Authorize Representative	Per:	/s/Gregg Bigger
	Name: <REDACTED>		Name: Gregg Bigger
	Title: <REDACTED>		Title: President and CEO

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SCHEDULE “A”

To the Field Test Agreement made as of the 28th day of November, 2016 between
<REDACTED><CANADIAN OIL COMPANY>
and QS Energy, Inc.

1.       KEY CONTACTS:

<REDACTED><CANADIAN OIL COMPANY>

Contractor Key Contact:

Gregg Bigger, CEO

QS Energy Inc.

5266 Hollister Ave, Suite 219

Santa Barbara, CA 93111

2.       SERVICES:

Counterparty Responsibilities:

(a)	Counterparty personnel shall provide the following onsite services (“Onsite Services”):
a.	Delivery and setup of equipment (“AOT-Lab Equipment”), including: AOT-Lab Treatment Vessel; AOT Power Supply; Pump; and VISCOlab 3000 viscometer.
b.	All operations of AOT-Lab Equipment and data collection, including viscosity measurements using Counterparty’s VISCOlab 3000 viscometer.
c.	Takedown and removal of AOT-Lab Equipment.
d.	Onsite Services to be performed over five (5) consecutive days, Monday through Friday unless mutually agreed in advance.

<REDACTED> Responsibilities:

<REDACTED> is required to provide the following:

(a)	<REDACTED> is required to provide the following:
a.	A suitable location (“Location”) for to operate AOT-Lab Equipment and access by Counterparty personnel for provision of Onsite Services.
b.	Crude oil feedstock for testing; amounts required to be determined prior to initiating Onsite Services.
c.	Solvent to flush and clean AOT-Lab Equipment prior to takedown and delivery.
d.	<REDACTED> will be solely responsible for disposal of all chemicals and crude oil feedstocks.
e.	The AOT-Lab power supply must be electrically grounded from an earthground terminal on the power supply to earth-ground. <REDACTED> will be responsible for providing an appropriate earth-ground connection.
f.	<REDACTED> will be responsible for supplying miscellaneous onsite equipment and supplies, including but not limited to: hardware to complete the flow loop from feedstock container to the pump and from the AOT to the feedstock recovery container; extension cords if needed; numerous mason jars for collection of samples; cleaning supplies; other miscellaneous items as may be identified prior to or during onsite testing.

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Deliverables

Final Report: Within 30 days of completing Onsite Services, Counterparty will provide a Final Report detailing:

(a)	Documentation of test data collected during Onsite Services regarding AOT viscosity reduction for each crude oil feedstock tested.
(b)	Preliminary specifications of full-scale AOT configuration optimized to pipeline operating parameters supplied by <REDACTED> (“Recommended AOT Configuration”).
(c)	Pro forma benefits analysis applying test results to the Recommended AOT Configuration and operating parameters provided by <REDACTED>.

3.       PAYMENT:

(a)	<REDACTED> shall pay the Counterparty $50,000.00 (USD) (the “Purchase Price”) for the Services, paid in two equal installments of i) $25,000.00 upon execution of this Field Test Agreement; and ii) $25,000.00 upon receipt by <REDACTED> of Final Report. <REDACTED> shall pay to Counterparty the Purchase Price following receipt of an invoice submitted in to the <REDACTED> key contact identified above in this Schedule A.

(b)	Payment: Invoiced amounts are due and payable by <REDACTED> within thirty (30) days of receipt of invoice submitted in accordance with this Agreement.

(c)	Counterparty and <REDACTED> will each be separately responsible for expenses incurred in provision or support of services performed under this agreement, including but not limited to costs related to travel, shipping, equipment, and supplies.

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SCHEDULE “B”

Attached to and forming part of the Field Test Agreement made as effective of the 28th day of November, 2016 between <REDACTED> and QS Energy, Inc.

ACKNOWLEDGEMENT OF
<REDACTED> POLICIES

I, being an appointed Officer/Director (circle one or both) of Counterparty, Inc. (“Counterparty”), and in my personal capacity, hereby acknowledge that I have read a copy of all of the policies and practices set out in “Contractor Connection” on www.<REDACTED>.com (the “<REDACTED> Policies”) as of the date set out below and understand and agree to abide by them and to cause the Counterparty to abide by them.

I, and, to my knowledge, Counterparty, are not now involved in any situation which might constitute a contravention of any of the terms of the <REDACTED> Policies, other than as already disclosed in accordance with the <REDACTED> Policies.

Dated this 28th day of November, 2016

QS ENERGY, INC.

Per:	/s/ Gregg Bigger
Name: Gregg Bigger
Title: President and CEO

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